Exhibit 10.30

FIRST AMENDMENT TO

STANDBY PURCHASE AGREEMENT

This First Amendment to Standby Purchase Agreement (the “First Amendment”), effective as of June 30, 2002 (the “Amendment Date”), amends that certain Standby Purchase Agreement (the “Standby Purchase Agreement”), dated December 10, 2001, among SOFTBANK EC HOLDING CORP. (“SBEC”), Ariba, Inc. (“Ariba”) and Nihon Ariba K.K. (the “Company”). Terms not otherwise defined in this Amendment shall have the meaning given to them in the Agreement.

WHEREAS, the parties to this First Amendment met in Tokyo during the week of June 3, 2002, to come to an agreement regarding, among other things, an extension of the expiration date of any credits toward Shortfall Licenses.

SBEC, Ariba and the Company hereby agree that effective as of the Amendment Date, the Standby Purchase Agreement is amended as follows:

1.	Revenue Targets. The table set forth in Section 1(a) is deleted and replaced with the following:

Revenue Period	Revenue Target	Revenue Date
1.	U.S.$6.0 million	December 31, 2001
2.	U.S.$7.2 million	March 31, 2002
3.	U.S.$5.0 million	June 30, 2002
4.	U.S.$7.2 million	September 30, 2002
5.	U.S.$7.2 million	December 31, 2002
6.	U.S.$7.2 million	March 31, 2003
7.	U.S.$7.5 million	June 30, 2003
8.	U.S.$7.5 million	September 30, 2003
9.	U.S.$7.5 million	December 31, 2003
10.	U.S.$9.7 million	March 31, 2004
Total	U.S.$72.0 million

2.	Shortfall Payments. Section 3(a). The reference to the date “March 31, 2004” in clause (iv) of the last sentence of Section 3(a) is deleted and replaced with the date “September 30, 2004”; provided, however, that if SBEC fails to timely satisfy its Shortfall Payment obligation under such Section 3(a) with respect to any Revenue Period, then the terms of this Paragraph 2 shall be null and void and of no further force or effect.

3.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this First Amendment shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

4.	Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

5.	Amendments and Waivers. Any term of this First Amendment may be amended only with the written consent of the parties. Except as explicitly and unambiguously stated in this First Amendment, all terms, conditions and provisions of, and all rights and obligations arising under, the Standby Purchase Agreement remain unchanged by this First Amendment and shall continue in full force and effect, and interpretation of this First Amendment shall be governed by all of the terms of the Standby Purchase Agreement. This First Amendment shall not affect any rights or obligations of any party hereto or any of its affiliates under any other agreement between or among the parties hereto or such affiliates (including, without limitation, the Release, Reimbursement and Payment Agreement dated as of December 10, 2001 by and among SBEC, the Company, Ariba and Softbank Corp.).

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

SOFTBANK EC HOLDING CORP.

By:	/s/ KEN MIYAUCHI
Name: Ken Miyauchi Title: CEO

NIHON ARIBA K.K.

By:	/s/ RYO MIYASHITA
Name: Ryo Miyashita Title: President and CEO

ARIBA, INC.

By:	/s/ MICHAEL FANCHER
Name: Michael Fancher Title: Vice President and Corporate Controller

2